Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and

Stockholders of Aqua Metals, Inc. and Subsidiaries:

We consent to the incorporation by reference in the registration statements (Nos. 333-211810, 333-218709, 333-220171, 333-232148 and 333-248112 ) on Form S-8 and (Nos. 333-212808, 333-213501, 333-216250, 333-231355 and 333-235238 ) on Form S-3 of Aqua Metals, Inc. of our report dated February 24, 2022, with respect to the consolidated financial statements of Aqua Metals, Inc. and subsidiaries as of December 31, 2021 and December 31, 2020, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the two years in the period ended December 31, 2021.

/s/ Armanino LLP

San Ramon, CA

February 24, 2022